Exhibit 8.2

[WLRK LETTERHEAD]

October 28, 2013

Berry Petroleum Company

1999 Broadway, Suite 3700

Denver, Colorado 80202

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of LinnCo, LLC, a Delaware limited liability company (“LinnCo”) and Linn Energy, LLC, a Delaware limited liability company (“Linn”), including the Joint Proxy Statement/Prospectus forming a part thereof, relating to the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 20, 2013, by and among Berry Petroleum Company, a Delaware corporation (the “Company”), Bacchus HoldCo, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“HoldCo”), Bacchus Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of HoldCo (“Bacchus Merger Sub”), LinnCo, Linn Acquisition Company, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of LinnCo (“LinnCo Merger Sub”) and Linn. At your request, and in connection with the filing of the Registration Statement, we are rendering our opinion concerning certain United States federal income tax consequences of the Holdco Merger, the Company Conversion and the LinnCo Merger. Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In providing our opinion, we have examined the Merger Agreement, the Registration Statement, the Joint Proxy Statement/Prospectus, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transactions will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transactions and the parties thereto set forth in the Merger Agreement and in the Registration Statement are true, complete and correct, (iii) the factual statements and representations made by the Company, HoldCo, Bacchus Merger Sub, LinnCo, LinnCo Merger Sub and Linn in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any such statements and representations made in the Officer’s Certificates “to the knowledge of” or “in the belief of” any person or similarly qualified are and will be true, complete and correct without such qualification and (v) the Company, HoldCo, Bacchus Merger Sub, LinnCo, LinnCo Merger Sub, Linn and their respective subsidiaries will treat the transactions for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the transactions are consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law:

(1) each of (a) the Holdco Merger and the Company Conversion, taken together, and (b) the LinnCo Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

(2) the U.S. federal income tax consequences of the “merger” to “holders” (as such terms are defined in the Registration Statement) are as follows:

•

a holder will not recognize gain or loss as a result of the exchange of such holder’s Company Common Stock for LinnCo Common Shares in the merger, except with respect to cash received in lieu of a fractional LinnCo Common Share;

•

a holder’s aggregate tax basis in LinnCo Common Shares received in the merger, including any fractional share interests deemed received and exchanged for cash, will equal the aggregate tax basis of the Company Common Stock surrendered in the merger;

•	a holder’s holding period of LinnCo Common Shares received in the merger will include the holder’s holding period of the Company Common Stock surrendered in the merger; and

•

a holder who receives cash in lieu of a fractional LinnCo Common Share in the merger will recognize capital gain or loss equal to the difference between the amount of cash received and the holder’s tax basis allocable to such fractional share.

Our opinions expressed in item (2) above apply only to “U.S. holders” (as defined in the Registration Statement) that hold their Company Common Stock as a capital asset within the meaning of Section 1221 of the Code and such opinions do not address all aspects of federal taxation that may be relevant to a particular holder in light of its personal circumstances or to holders subject to special treatment under the U.S. federal income tax laws (including the types of holders specifically identified in the Registration Statement).

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transactions, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform any person of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion in connection with the filing of the Registration Statement and it is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz